EXHIBIT 10.25.4.1

AMENDMENT NO. 1 TO WARRANT

This Amendment No. 1 to Warrant (“Amendment”), is made, delivered, and effective as of July 19, 2010 by and between NEXX SYSTEMS, INC., a Delaware corporation (“Borrower”) and COMERICA VENTURES INCORPORATED, a California corporation, as assignee of Comerica Bank, a Texas banking association (“Comerica”) in order to amend the Warrant to Purchase Stock dated June 25, 2010 issued by Borrower to Comerica Bank (“Warrant”).

For valuable consideration, Borrower and Comerica agree as follows:

1. Section 1.1 of the Warrant is amended and restated in its entirety to read as follows:

(i) The Warrant Price per share shall equal the valuation as of June 30, 2010 of the fair market value per share of the Company’s Common Stock as determined by a third party retained by the Company to value its Common Stock in connection with complying with Section 409A of the Internal Revenue Code of 1986, as amended, provided that in all events, such a valuation shall be obtained on or before August 1, 2010; and (ii) the number of shares which the Holder may purchase under the terms of this Warrant shall equal 600,000 divided by the Warrant Price determined under the preceding clause (i).

2. Section 1.7 of the Warrant is amended by inserting the following at the beginning of such Section 1.7:

A “Sale of the Company” shall  mean (y) a  merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (z) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. In the event of any Sale of the Company (whether before or after a Qualified IPO), upon exercise of this Warrant the Shares to be issued hereunder shall be subject to all of the terms and conditions (including any escrow and other conditions) to which all other holders of the Company’s Common Stock are then subject).  If the Sale of the Company results in holders of the Company’s Common Stock receiving shares of the acquiring company or consideration other than cash, then the fair market value of the consideration received shall be determined by the Company’s Board of Directors, which determination shall be final and binding upon the Holder.

3. Section 2.4 of the Warrant is amended by inserting the following at the beginning of such Section 2.4:

A “Qualified IPO” shall mean an initial public offering of the Company’s Common Stock on terms and conditions approved by the Company’s Board of Directors.

4. This Amendment is not an agreement to any further or other amendment of the Warrant.  Borrower and Comerica expressly acknowledge and agree that except as expressly amended in this Amendment, the Warrant, as amended, remains in full force and effect and is ratified and confirmed. In the event that the valuation described under Section 1 above is not completed on or before August 1, 2010, this Amendment shall be null and void and the Warrant shall continue in full force and effect in accordance with its original terms.

This Amendment No. 1 to Warrant is executed and delivered as of the date first written above.

NEXX SYSTEMS, INC. By: /s/ Stanley Piekos Name: Stanley Piekos Title: Chief Financial Officer	COMERICA VENTURES INCORPORATED By: /s/ LaReeda Rentie Name: LaReeda Rentie Title: First Level Officer